Exhibit 99.1

News Release

For immediate release

Contact:	(Investors) Jerry Richards 509-835-1521	(Media) Anna Torma 509-835-1558

PotlatchDeltic Transfers $70 Million in Pension Obligations

SPOKANE, Wash. - March 17, 2022 – PotlatchDeltic Corporation (Nasdaq: PCH) today announced that it agreed to purchase a group annuity contract from American General Life Insurance Company (“American General Life”), pursuant to which it will irrevocably transfer to American General Life approximately $70 million of pension obligations. American General Life will assume responsibility for annuity administration and benefit payments to select retirees and terminated vested participants (“participants”) beginning June 1, 2022. Participants and beneficiaries covered by this transaction will receive personalized information with further details before June 1, 2022.

This transaction was funded with plan assets and the Company transferred the premium amount to American General Life on March 17, 2022. There will be no change to participants’ pension benefits as a result of the group annuity transaction. Following the annuity purchase and transfer, the Company’s qualified pension plan will remain well-funded.

PotlatchDeltic will recognize a pre-tax noncash pension settlement charge in the first quarter of 2022.

“This transaction further enhances PotlatchDeltic’s strong balance sheet, reduces the risk from volatility in pension plan obligations and maintains financially secure benefits for our pension plan participants,” said Jerald W. Richards, vice president and chief financial officer. “The transfer represents almost one quarter of our qualified pension liability.”

ABOUT POTLATCHDELTIC

PotlatchDeltic (Nasdaq: PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is committed to environmental and social responsibility and to responsible governance. More information can be found at www.potlatchdeltic.com.

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